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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 1994 Long-Term Performance Incentive Plan, the 1998 Stock Option Plan, the 2004 Equity Incentive Plan, and the 2004 Non-Employee Directors' Stock Option Plan of Tapestry Pharmaceuticals, Inc. (formerly known as NaPro BioTherapeutics, Inc.) therein of our report dated February 27, 2004, with respect to the consolidated financial statements and schedules of Tapestry Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Denver, Colorado
October 26, 2004

                      /s/ Ernst & Young, LLP

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Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm